Exhibit 97.1

INCENTIVE COMPENSATION RECOVERY POLICY

Paysafe Internal – for Paysafe internal use only

Effective Date	October 27, 2023
Revision Number
Review	Annually
Published on	ConvergePoint
Document type	TIER 2 Policy
Document ID

Scope – This Incentive Compensation Recovery Policy is relevant for:
Paysafe Business Unit	Paysafe entity	Paysafe location
All	All	All

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✓ In order to comply with securities laws of the United States, the Company has adopted this Policy related to the recovery of incentive compensation in certain circumstances from officers and certain employees.

✓ Officer compensation received based on certain financial metrics and targets that are later restated in our public financial filings must be returned back to the Company.

✓ This policy also covers compensation to members of the SLT and the recovery of certain compensation due to an employee’s fraud or misconduct.

Use of language

Throughout this document, the words ‘may’, ‘should’ and ‘must’ when used in the context of actions of Paysafe or others, have specific meanings as follows:

(a) ‘May’ is used where alternatives are equally acceptable.

(b) ‘Should’ is used where a provision is preferred.

(c) ‘Must’ is used where a provision is mandatory.

Note that alternative or preferred requirements may be qualified by Paysafe in another referenced document.

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Paysafe and the companies in which it directly or indirectly owns investments are separate and distinct entities. In this publication, however, the collective expression ‘Paysafe’ may be used for convenience where reference is made in general to those companies. Likewise, the words ‘we’, ‘us’, ‘our’ and ‘ourselves’ are used in some places to refer to Paysafe companies in general. These expressions are also used where no useful purpose is served by identifying any particular company or companies.

In this document, third party means any individual or organisation you come into contact with during the course of your work for us, and includes actual and potential clients, consultants, customers, suppliers, distributors, business contacts, agents, advisers, and government and public bodies, including their advisors, representatives and officials, politicians and political parties.

Copyright © Paysafe

All rights reserved. This document and the information it contains, or may be extracted from it, is subject to the terms and conditions of the agreement or contract under which the document was supplied to the recipient’s organisation.

None of the information contained in this document shall be disclosed outside of the recipient’s own organisation without prior written permission of Paysafe, unless the terms of such agreement expressly allow.

In the event of a conflict between this document and a relevant law or regulation, the relevant law or regulation shall be followed. If the document creates a higher obligation, it shall be followed as long as this also achieves full compliance with the law or regulation.

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Supporting Policy:

Review and maintenance:

This Policy will be reviewed at least annually. The provisions of this Policy can be amended and supplemented from time to time by the General Counsel, subject to the approval of the Compensation Committee.

Summary:

This Policy concerns the recovery of certain incentive-based compensation received by Officers and members of the SLT due to certain triggering events as required by the SEC and NYSE and due to fraud or misconduct.

Document Approval

Policy Owner	Approved and Signed by	Signature
Elliott Wiseman Chief Legal & People Officer	Charlotte Anderson SVP Securities Counsel and Corporate Secretary

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TABLE OF CONTENTS

1	Overview	6
2	RECOVERY OF INCENTIVE COMPENSATION	6
3 DISCLOSURE REQUIREMENTS		9
4 PROHIBITION OF INDEMNIFICATION		9
5 ADMINISTRATION AND INTERPRETATION		9
6 AMENDMENT; TERMINATION		9
7 OTHER RECOVERY RIGHTS		10

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1 Overview

In accordance with the applicable rules of The New York Stock Exchange Listed Company Manual (the “NYSE Rules”), Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 10D-1”), the Board of Directors (the “Board”) of Paysafe Limited (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers. This Policy also applies to the recovery of Incentive-based Compensation from Covered Employees due to a Covered Employee’s fraud or misconduct (regardless of whether there is a financial restatement or a material error in calculating the compensation paid). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 8, below.

2 RECOVERY OF INCENTIVE COMPENSATION

In the event of an Accounting Restatement, the Company will reasonably promptly recover the Recoverable Incentive Compensation Received in accordance with NYSE Rules and Rule 10D-1 as follows:

(i) After an Accounting Restatement, the Compensation Committee (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board) (the “Committee”) shall determine the amount of any Recoverable Incentive Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Recoverable Incentive Compensation and a demand for repayment or return of such compensation, as applicable.

a. For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

i. The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total

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shareholder return upon which the Incentive-based Compensation was Received; and

ii. The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.

(ii) The Committee shall have discretion to determine the appropriate means of recovering Recoverable Incentive Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth in Section 2 below, in no event may the Company accept an amount that is less than the amount of Recoverable Incentive Compensation in satisfaction of an Executive Officer’s obligations hereunder.

(iii) To the extent that the Executive Officer has already reimbursed the Company for any Recoverable Incentive Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Recoverable Incentive Compensation that is subject to recovery under this Policy.

(iv) To the extent that an Executive Officer fails to repay all Recoverable Incentive Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Recoverable Incentive Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Recoverable Incentive Compensation in accordance with the immediately preceding sentence.

In the event of Detrimental Activity:

• The Committee shall determine, in its sole discretion, the amount of any Recoverable Incentive Compensation awarded or paid to each Covered Employee to be appropriate in light of the scope and nature of the Detrimental Activity and shall promptly notify each Covered Employee with a written notice containing the amount of any Recoverable Incentive Compensation and a demand for repayment or return of such compensation, as applicable;

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• The Committee may seek recovery of Recoverable Incentive Compensation awarded or paid to each Covered Employee even if the Detrimental Activity did not result in an award or payment greater than would have been awarded or paid absent the Detrimental Activity; and

• In determining whether to seek recovery and the amount, if any, by which the payment or award should be reduced, the Committee may consider, among other things, the seriousness of the Detrimental Activity, whether the Covered Employee was unjustly enriched, whether seeking the recovery would prejudice the Company’s interests in any way, including in a proceeding or investigation, and any other factors it deems relevant to the determination.

Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 2 above if the Committee (which, as specified above, is composed entirely of independent directors or in the absence of such a committee, a majority of the independent directors serving on the Board) determines that recovery would be impracticable and, with respect to an Accounting Restatement, any of the following three conditions are met:

• The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Recoverable Incentive Compensation, documented such attempt(s) and provided such documentation to the NYSE;

• Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Recoverable Incentive Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE; or

• Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

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3 DISCLOSURE REQUIREMENTS

The Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules.

4 PROHIBITION OF INDEMNIFICATION

The Company shall not be permitted to insure or indemnify any Executive Officer or Covered Employee against (i) the loss of any Recoverable Incentive Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer or Covered Employee from the application of this Policy or that waives the Company’s right to recovery of any Recoverable Incentive Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

5 ADMINISTRATION AND INTERPRETATION

This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals.

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with NYSE Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith.

6 AMENDMENT; TERMINATION

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section 6 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions

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taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or NYSE rule.

7 OTHER RECOVERY RIGHTS

This Policy shall be binding and enforceable against all Executive Officers and Covered Employees and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer or Covered Employee shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer or Covered Employee to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

8 DEFINITIONS

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

• “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

• “Cause” means the Covered Employee’s (a) willful neglect in the performance of the Covered Employee’s duties or willful or repeated failure or refusal to perform such duties; (b) engagement in conduct in connection with the Covered Employee’s employment which results in, or could reasonably

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be expected to result in, material harm to the business or reputation of the Company or its subsidiaries; (c) conviction of, or plea of guilty or no contest to (i) any felony or (ii) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or its subsidiaries; (d) material violation of the written policies of the Company or its subsidiaries, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company and its subsidiaries; (e) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or its subsidiaries; or (f) act of personal dishonesty that involves personal profit in connection with the Covered Employee’s employment or service to the Company; provided, in any case, that a Covered Employee’s resignation after an event that would be grounds for Cause will be treated as Cause hereunder.

• “Clawback Eligible Incentive Compensation” means (a) in the case of any Accounting Restatement, all Incentive-based Compensation Received by an Executive Officer (i) on or after the effective date of the applicable NYSE rules, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Recoverable Incentive Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period (as defined below) and (b) in the case of any Detrimental Activity, the amount of any Incentive-based Compensation awarded or paid to a Covered Employee(whether or not such Covered Employee is employed by the Company at the time the Recoverable Incentive Compensation is required to be repaid to the Company) during the Clawback Period that the Committee determines, in its sole discretion, to be appropriate in light of the scope and nature of the Detrimental Activity.

• “Clawback Period” means (a) with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years and (b) with respect to any Detrimental Activity, such period as the

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Committee determines to be appropriate in light of the scope and nature of the Detrimental Activity.

• “Covered Employee” means an Executive Officer of the Company and any person who has been designated by the Company as a member of the Company’s Senior Leadership Team.

• “Detrimental Activity” means a determination by the Committee, in its sole discretion, that a Covered Employee has engaged in (i) unauthorized disclosure or use of any confidential or proprietary information of the Company or its subsidiaries; (ii) any activity that would be grounds to terminate a Covered Employee’s employment or service with the Company or its subsidiaries for Cause; or (iii) a breach of any restrictive covenant by which such Covered Employee is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with the Company or any of its subsidiaries.

• “Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

• “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

• “Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Notwithstanding the foregoing, in the case of any Detrimental Activity, Incentive-based Compensation will include all forms of cash and equity incentive compensation, including, without limitation, cash incentives and equity awards that are received or vest solely based on the passage of time and/or attaining one or more non-Financial Performance Measures.

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• “NYSE” means the New York Stock Exchange.

• “Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.

• “Recoverable Incentive Compensation” means (a) with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, calculated on a pre-tax basis and (b) with respect to each Covered Employe in connection with any Detrimental Activity, the amount of Clawback Eligible Incentive Compensation calculated on a pre-tax basis that the Committee determines, in its sole discretion, to be appropriate in light of the scope and nature of the Detrimental Activity.

• “Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

NOTE: All printed copies of this document are NOT COPY CONTROLLED and are to be used for INFORMATION ONLY as printed copies will not be automatically updated. Not to be shown outside Paysafe. This document may not be disclosed to any external party without the permission of the document owner.

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